Exhibit 10.5

THIRD AMENDMENT TO IRREVOCABLE LICENSE AGREEMENT

THIS THIRD AMENDMENT TO IRREVOCABLE LICENSE AGREEMENT (this “Agreement”), made as of the 17th day of July 2012.

By and Between:	Bedminster 2 Funding, LLC, having an address c/o Advance Realty, 1430 Route 206, Suite 100, Bedminster, NJ 07921 (hereinafter designated as the “Licensor”);

And:	Amarin Pharmaceuticals Ireland Ltd., having its U.S. billing address at 12 Roosevelt Avenue, Mystic, CT 06355 (hereinafter designated as the “Licensee”).

W I T N E S S E T H:

WHEREAS, Licensor and Licensee entered into a License Agreement dated April 11, 2011 for an agreed upon 3,303 square feet of office space located at 1420 Route 206, Bedminster, NJ (the “1420 Premises”); a First Amendment dated May 11, 2011 which relocated Licensee to Suite # 200 consisting of an agreed-upon 9,747 square feet of office space located in 1430 Route 206, Bedminster, NJ (the “1430 Premises”) and Second Amendment dated April 25, 2012; and

WHEREAS, Licensee wishes to expand their Premises by 2,262 square feet (Suite #110, the “Expansion Premises”) and Licensor agrees to license said additional premises conditioned upon Licensee’s compliance with the terms and conditions contained herein.

NOW, THEREFORE, the parties agree as follows:

1. Grant of License. Licensor hereby grants unto Licensee an irrevocable license, subject to Licensee adhering to all License terms, including but not limited to payment of License Fee and other Costs and to occupy and use the Expansion Premises.

2. Term. The term for the Expansion Premises shall be one (1) year, eleven (11) months. The anticipated commencement date of the Expansion Premises shall be July 25, 2012 (the “Expansion Premises Commencement Date”) and terminate on June 30, 2014 (the “Term”), unless sooner terminated by Licensor or Licensee as expressly provided for in this Agreement. The Expansion Premises Commencement Date is contingent upon Licensor executing an Early Termination and Surrender Agreement with the existing tenant and said tenant timely vacating the Expansion Premises. All dates will be adjusted to reflect actual dates of existing tenant surrender and Licensor’s ability to give notice and possession to Licensee. Licensor shall give Licensee written notice once Licensor has taken possession of the Expansion Premises and Licensee shall then have five (5) business days to take possession of the Expansion Premises

3. Condition. Licensee accepts the Expansion Premises in its “as is” condition as of the Expansion Premises Commencement Date.

4. License Fee. The consideration for the license shall be the sum of Five Thousand Six Hundred Fifty Five and 00/100ths Dollars ($5,655.00) per month (“License Fee”), which shall be payable in advance on the first day of each month, without deduction, set-off or abatement whatsoever, throughout the Term beginning on the Expansion Premises Commencement Date. All License Fees shall be paid to Licensor at Licensor’s address as set forth above.

5. Other Costs. In addition to the License Fee outlined above, Licensee shall be responsible for monthly utility charges for the Expansion Premises in the amount of $282.75 per month and HVAC for non-business hours in the amount of $45.00 per hour, as well as any costs incurred by Licensor resulting from any default by Licensee of its insurance or maintenance obligations hereunder.

7. Operating Charges and Real Estate Taxes. Licensee shall pay to Licensor, as “Additional Rent”, Licensee’s proportionate share of the amount by which Operating Charges for each license year following the Base Year exceed the Base Year Operating Charges (hereinafter referred to as the “Operating Charges Escalation”) falling entirely or partly within the Term. “Operating Charges” shall mean the sum of all direct and indirect costs and expenses of any kind or nature whatsoever incurred in connection with the management, operation, maintenance, repair, replacement and cleaning of the Building, the Land and the Common Areas. The base year for the Expansion Premises for Operating Charges and Real Estate Taxes is 2012 (the “Base Year”). Licensee’s Proportionate Share is agreed to be 7.02%.

Commencing on the first day of the year following the Base Year and thereafter for the remainder of the Term, Licensee shall pay, as Additional Rent, Licensee’s proportionate share of the amount by which Real Estate Taxes for each year falling entirely or partially within the Term following the Base Year exceeds the Base Year Real Estate Taxes (hereinafter referred to as the “Real Estate Taxes Escalation”). As of the date hereof,

8. Except as expressly provided herein, all other terms, conditions, covenants, conditions and agreements as set forth in the License Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed as duly authorized parties this Agreement as of the date first set forth hereinabove.

AGREED TO:

LICENSOR:

BEDMINSTER 2 FUNDING, LLC,
A New Jersey limited liability company

By:	/s/ Kurt R. Padavano
Name:	Kurt R. Padavano
Title:	Authorized Representative

LICENSEE:

AMARIN PHARMACEUTICALS IRELAND LTD

By:	/s/ John F. Thero

Name:	John F. Thero

Title:	President

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